Exhibit 5.1

November 16, 2023

Scripps Safe, Inc.

9051 Tamiami Trail N, Suite 201

Naples, FL 34108

Re: Registration Statement on Form S-1 (File No. 333-268721)

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Scripps Safe, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission.

The Registration Statement pertains to (i) a firm commitment initial public offering (the “Offering”) and relates to the issuance and sale by the Company of shares of common stock, par value $0.01 (the “Offering Shares”) along with representative’s warrants (the “Representative’s Warrants”) to be issued to the Representative and (ii) the registration for resale of 1,915,000 shares of the Company’s common stock by certain selling shareholders (the “Resale Shares”, together with the Offering Shares, are collectively referred to herein as the “Shares.”) We understand that the Shares are to be sold, as described in the Registration Statement.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the issuance and sale of the Shares has been duly authorized by all necessary corporate action on the part of the Company and, when issued and sold in the manner described in the Registration Statement, the Shares, will be validly issued, fully paid and non-assessable. The Representative’s Warrants constitute a legal and binding agreement of the Company and when exercised in accordance with their terms the shares of common stock issuable upon exercise will be validly issued, fully paid and non-assessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the corporate laws of the State of Delaware and the laws of the State of New York, as currently in effect (based solely upon our review of a standard compilation thereof). This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas | 31st Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 |

WWW.SRFC.LAW

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036
T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW